Exhibit 99.1

Ampio reports that due to temperature deviations below product specifications during shipments to the Ampion™ STEP Study clinical sites, release of data will be delayed.

ENGLEWOOD, CO., August 21,2014 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced a delay in the data analysis of the STEP Study due to the discovery by the independent Clinical Research Organization (CRO) that the study drug (both Ampion™ and the placebo) were, during shipment to the clinical sites, exposed to lower temperatures than permitted by the drug specifications.

Michael Macaluso, Ampio’s CEO, explained “Pivotal clinical trial drug specifications dictate precise temperature and handling conditions for all study drug product in order to assure that the conclusions about the safety and effectiveness of the tested drugs will be accurate and repeatable during routine clinical use. During the review of all documentation following the unblinding of the Study, our CRO determined that there were multiple instances where the in-package temperature monitor fell significantly below the 15o C minimum required.

Although our entire trial drug supply was housed, packaged, and shipped in early January by a specialized drug shipment vendor contractually obligated to maintain pre-determined temperature requirements under all conditions, our CRO discovered much of the drug product received at the clinical sites had been below the temperature requirement and may have been frozen for some period of time. The drug temperature specifications were set because Ampion™ may lose potency if it is exposed to temperatures approaching freezing. We have contacted the FDA who has agreed to analyze the STEP trial as supportive data for our BLA.”

Mr. Macaluso concluded, “Although we are frustrated by these shipping and receiving deviations of the Step Study protocols, the company is pursuing alternative solutions to meeting the requirements for filing a Biologic License Application (BLA) for Ampion™ on schedule. We are consulting with our regulatory advisors about substituting the data from our Multiple Injection (MI) Study that is currently underway. The compilation of data from the “SPRING” single injection study and the MI study may provide a more comprehensive and clinically meaningful analysis by the FDA reviewers. If the MI study confirms the 85+% reduction in pain reported by the initial patients, it is unlikely that physicians will choose to treat the severe chronic pain experienced by Kellgren Lawrence Grades 3 and 4 OA patients with a single injection. The “Indications for Use” and improved efficacy over placebo, provided by multiple injections, should be of greatest interest to the FDA and the physician community, who are trying to improve the quality of life of their patients.”

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form

10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

April Ramirez

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Englewood, CO 80112

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6500